As filed with the Securities and Exchange Commission on March 31, 1999
                                                 Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------

                             WESTERN RESOURCES, INC.
             (Exact name of registrant as specified in its charter)


        Kansas                                         48-0290150
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)

                                818 Kansas Avenue
                              Topeka, Kansas 66612
                    (Address of Principal Executive Offices)
                               -------------------

                WESTERN RESOURCES, INC. 1996 LONG TERM INCENTIVE
                              AND SHARE AWARD PLAN
                            (Full title of the plan)
                               -------------------
   Richard D. Terrill, Esq.                    William B. Moore
     Vice President, Law                  Acting Executive Vice President,
   and Corporate Secretary              Chief Financial Officer and Treasurer
      818 Kansas Avenue                           818 Kansas Avenue
    Topeka, Kansas 66612                        Topeka, Kansas 66612
       (785) 575-6322                              (785) 575-6369

               (Names, addresses and telephone numbers, including
                       area code, of agents for service)
                               -------------------
                                    Copy to:
                               Gary W. Wolf, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                             New York, NY 10005-1702
                               -------------------

                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
 Title of Securities     Amount to be       Proposed Maximum            Proposed Maximum            Amount of
  to be Registered      Registered (2)  Offering Price Per Share    Aggregate Offering Price    Registration Fee
                                                   (2)                        (2)                      (3)
----------------------------------------------------------------------------------------------------------------
Restricted Share
Units (1)                 $2,000,000              100%                     $2,000,000                 $556
================================================================================================================

(1)  The Restricted Share Units are unsecured obligations of Western Resources,
     Inc. to pay deferred compensation in the future in the form of shares of Common Stock of Western Resources, Inc.

(2)  Estimated solely for purposes of calculating the registration fee.

================================================================================================================

                                     PART I

                              INFORMATION REQUIRED
                                  IN PROSPECTUS


ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

          *The information called for by Part I of Form S-8 is not being filed with or included in this Form S-8 in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.


                                     PART II

                              INFORMATION REQUIRED
                          IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     Western Resources (the "Company" or "Western Resources") hereby incorporates by reference the following documents previously filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     (a) The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 (File No. 1-3523);

     (b) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998, as amended by Amendment No. 1 thereto on Form 10-Q/A dated June 30, 1998, and September 30, 1998 (File No. 1-3523);

     (c) The Company's Current Reports on Form 8-K dated March 19, 1998, July 13, 1998, August 3, 1998, August 6, 1998, and January 28, 1999 (File
          No. 1-3523);

     (d) The description of the Company's Common Stock contained in the Registration Statement on Form 10, filed May 5, 1949, as updated by the description contained in Item 7 of the Company's Form 10-Q filed for the quarter ended March 31, 1979; and

     (e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's annual report referenced in (a) above.

     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

     Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

     Under the Western Resources, Inc. Executive Stock for Compensation Program (the "Program"), the Company will provide eligible employees the opportunity to elect to reduce a portion of their cash compensation in exchange for a grant of Restricted Share Units at a 15% discount under the Western Resources, Inc. 1996 Long Term Incentive and Share Award Plan (the "Plan") entitling the employee to shares of the Company's Common Stock at the end of a deferral period. The obligations of the Company under the Restricted Share Units (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Program, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. However, because the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including participants in the Plan and the Program), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     The amount of compensation to be deferred by each participating employee (each a "Participant") will be determined in accordance with the Program based on elections by each Participant. Each Obligation will be payable on a date selected by each Participant in accordance with the terms of the Program. The number of shares of the Company's Common Stock payable at the end of the deferral period is determined by dividing the amount of the compensation reduction by 85% of the closing price of a share of the Company's Common Stock on the date the compensation would otherwise have been paid. In addition, under the Restricted Share Units, an employee will receive dividend equivalents entitling the employee to receive, at the employee's election, either a cash payment equal to the cash dividends that would have been payable on an equivalent number of shares of the Company's Common Stock or a number of additional Restricted Share Units determined by dividing the amount of such dividends by 85% of the closing price of a share of the Company's Common Stock on the date the dividend would otherwise have been paid.

     A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by designation of a beneficiary under the Program, by written will, or by the laws of descent and distribution.

     The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision except through termination of the Program by the Company. The Company reserves the right to amend or terminate the Program at any time, except that no such amendment may reduce an employee's rights under outstanding Restricted Share Units.

     The Obligations are not convertible into another security of the Company. The Obligations will not have the negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default. The Company may establish a so-called "rabbi" trust to assist it in satisfying its Obligations, but the assets of such trust shall be subject to claims of the Company's creditors in the event of the Company's insolvency.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The statements as to matters of law and legal conclusions set forth in this Registration Statement and in the documents incorporated by reference herein have been reviewed by Richard D. Terrill, Esq., Vice President, Law and Corporate Secretary of Western Resources Inc. and are set forth or incorporated by reference herein in reliance upon the opinion of Mr. Terrill. At March 30, 1999, Mr. Terrill owned directly and/or beneficially 2,125 shares of Common Stock and had been granted pursuant to and subject to the terms of Western Resources, Inc.'s 1996 Long Term Incentive and Share Award Plan 22,500 stock options.

     The financial statements and schedules included in or incorporated by reference in this Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article XVIII of the Company's Restated Articles of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by Section 17-6002(b)(8) of the Kansas General Corporation Code.

     Section 17-6305 of the Kansas General Corporation Code (the "Indemnification Statute") provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become a party to an action, suit or proceeding due to his or her status as a director, officer, employee or agent of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy. Article XVIII of the Company's Restated Articles of Incorporation, as amended, requires the Company to indemnify its directors and officers to the fullest extent provided by Kansas law. Further, as is provided for in Article XVIII, the Company has entered into indemnification agreements with its directors, which provide for indemnification which is broader than that available under Article XVIII and the Indemnification Statute.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The following exhibits are filed herewith, or incorporated herein by reference:

     EXHIBIT NO.          EXHIBIT

          5        Opinion of Richard D. Terrill, Esq.

          23(a)    Consent of Arthur Andersen LLP, filed herewith.

          23(b)    Consent of Richard D. Terrill, Esq. (included in Exhibit 5).

          24 Power of Attorney (included on signature page to Registration Statement).

ITEM 9. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Western Resources, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas on the 31st day of March, 1999.

                                  WESTERN RESOURCES, INC.
                                  (Registrant)


                                  By:  /s/ David C. Wittig
                                       -----------------------------------
                                       David C. Wittig
                                       Chairman of the Board, President
                                        and Chief Executive Officer

     Each person whose signature appears below appoints David C. Wittig, William
B. Moore and Richard D. Terrill and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               Signature                                         Title                                 Date
               ---------                                         -----                                 ----

                                          Chairman of the Board, President and Chief           March 31, 1999
/s/ David C. Wittig                       Executive Officer (Principal Executive Officer)
-------------------------------
David C. Wittig
                                          Acting Executive Vice President and Chief            March 31, 1999
/s/ William B. Moore                      Financial Officer (Principal Financial and
-------------------------------           Accounting Officer)
William B. Moore

/s/ Frank J. Becker                       Director                                             March 31, 1999
-------------------------------
Frank J. Becker

/s/ C.Q. Chandler                         Director                                             March 31, 1999
-------------------------------
C.Q. Chandler

/s/ Thomas R. Clevenger                   Director                                             March 31, 1999
-------------------------------
Thomas R. Clevenger

/s/ John C. Dicus                         Director                                             March 31, 1999
-------------------------------
John C. Dicus



                                      -5-


/s/ David H. Hughes                       Director                                             March 31, 1999
-------------------------------
David H. Hughes

/s/ Russell W. Meyer, Jr.                 Director                                             March 31, 1999
-------------------------------
Russell W. Meyer, Jr.

/s/ Jane Dresner Sadaka                   Director                                             March 31, 1999
-------------------------------
Jane Dresner Sadaka

/s/ Louis W. Smith                        Director                                             March 31, 1999
-------------------------------
Louis W. Smith


                                  EXHIBIT INDEX


Exhibit
Number                              Exhibit

5                  Opinion of Richard D. Terrill, Esq.

23(a)              Consent of Arthur Andersen LLP.

23(b)              Consent of Richard D. Terrill, Esq. (included in Exhibit 5).

24 Power of Attorney (included on signature page to Registration Statement).















                                      -7-